EXHIBIT 5.1

[SPECTRUM LAW GROUP LLP LETTERHEAD]

September 10, 2007

Bio Solutions Manufacturing, Inc.
4440 Arville Street, Suite 6
Las Vegas, NV 89103

Re: Bio Solutions Manufacturing, Inc./ Registration Statement on Form SB-2

Ladies and Gentlemen:

We are special counsel to Bio Solutions Manufacturing, Inc., a New York corporation (the “Company”). In connection with the preparation and filing of a Form SB-2 Registration Statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Registration Statement”), relating to the sale by certain selling stockholders (the “Selling Stockholders”) of (a) 5,600,000 shares (the “Outstanding Shares”) of Common Stock, par value $0.001 per share (the “Common Stock”) of the Company and (b) 10,500,000 shares of Common Stock issuable upon the conversion (the “Conversion Shares”) of certain convertible notes (the “Notes”) issued by the Company and described in the Registration Statement. We have examined the originals or copies of corporate records, certificates of public officials and officers of the Company and other instruments relating to the authorization and issuance of such shares of Common Stock as we have deemed relevant and necessary for the opinion hereinafter expressed.

On the basis of the foregoing, we are of the opinion (i) the Outstanding Shares to be offered and sold by the Selling Stockholders are duly authorized, validly issued, fully paid, and non-assessable; and (ii) the Conversion Shares to be offered and sold by the Selling Stockholders have been duly authorized, and when issued in accordance with the terms of the Notes, will be legally issued, fully paid, and non-assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including the prospectuses constituting a part thereof and any amendment thereto.

Very Truly Yours, SPECTRUM LAW GROUP, LLP /s/ Spectrum Law Group, LLP